Exhibit 99.1

Orion Energy Systems, Inc. Announces Fiscal 2013 First Quarter Results

MANITOWOC, Wis. — August 7, 2012 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today financial results for its fiscal 2013 first quarter.

Neal Verfuerth, Chief Executive Officer of Orion commented, “Given our recent release of the InteLite® integrated system, which addresses the market for both LED and fluorescent full-range dimming technologies, the quarter is consistent with our expectations for our year-to-date progress. Our value proposition continues to be validated by customer adoption. Furthermore, the higher average selling price of this product presents numerous growth opportunities well into the future.”

First Quarter of Fiscal 2013

For the first quarter of fiscal 2013, the Company reported revenues of $15.3 million, a 16% decrease compared to $18.2 million for the first quarter of fiscal 2012.

For the first quarter of fiscal 2013, the Company reported a net loss of $1.9 million, or $(0.09) per share. For the first quarter of fiscal 2012, the Company’s net loss was $0.8 million, or $(0.03) per share.

Total order backlog as of June 30, 2012 was $50.5 million. The Company currently expects approximately $25.4 million of the existing backlog to be recognized as revenue during the remainder of fiscal 2013.

Cash, Debt and Liquidity Position

Orion had $19.0 million in cash and cash equivalents and $1.0 million in short-term investments as of June 30, 2012, compared to $23.0 million and $1.0 million, respectively, at March 31, 2012. The reduction in cash during the quarter was primarily due to $2.5 million used to repurchase common shares, $1.0 million for capital expenditures and $0.7 million for the repayment of debt. Total short and long-term debt was $8.8 million as of June 30, 2012, compared to $9.5 million as of March 31, 2012. There were no borrowings outstanding under the Company’s revolving credit facility as of June 30, 2012, which has an availability of $13.3 million.

Key Business Highlights

During the first quarter of fiscal 2013:

•

Orion increased the number of facilities retrofitted with its energy management technologies to 8,212 as of the end of the first quarter of fiscal 2013 (compared to 7,986 as of the end of the fourth quarter of fiscal 2012), representing 1.2 billion square feet of installed facilities.

•

Total Megawatts, or MWs, under contract from solar projects increased to 27.3 MWs as of the end of the first quarter of fiscal 2013 (compared to 24.0 MW’s under contract as of the end of the fourth quarter of fiscal 2012).

•

The Company repurchased 1.2 million shares of its common stock at an average price per share of approximately $2.09 during the fiscal 2013 first quarter. Under the current authorized $7.5 million share repurchase plan, the Company has repurchased 1.5 million shares at a total cost of $3.2 million.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three months ended June 30, 2012. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the first quarter ended June 30, 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Tuesday, August 7, 2012 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2013 first quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within three to 15 months from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for the fiscal 2013 first quarter ended June 30, 2012 (in millions).

Three months ended June 30, 2012
Total contracted revenues	$23.9

Increase in backlog (1)	(9.1)

PPA GAAP revenue recognized (2)	0.2

Other miscellaneous	0.3

Revenue – GAAP basis	$15.3

(1)	Change in backlog reflects the increase in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.
(2)	Reflects GAAP revenue recognized on solar Power Purchase Agreements contracted in prior fiscal years.

Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customer’s:

•	Energy demand by 739,848 kilowatts, or 22.0 billion kilowatt-hours;

•	Energy costs by $1.7 billion; and

•	Indirect carbon dioxide emission by 14.5 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) the Company’s ability to compete and execute its growth strategy in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of the Company’s products and services, including increasing customer preference to purchase its products through its Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) the Company’s ability to effectively manage the credit risk associated with its increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture its products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) the Company’s ability to effectively manage its product inventory to provide its products to customers on a timely basis; (ix) the increasing relative volume of the Company’s product sales through its wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) the Company’s development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2011	2012
Product revenue	$17,361	$13,580
Service revenue	860	1,730

Total revenue	18,221	15,310

Cost of product revenue	11,592	9,597
Cost of service revenue	622	1,340

Total cost of revenue	12,214	10,937

Gross profit	6,007	4,373

Operating expenses:
General and administrative	3,075	3,302
Sales and marketing	3,775	3,952
Research and development	622	697

Total operating expenses	7,472	7,951

Loss from operations	(1,465)	(3,578)

Other income (expense):
Interest expense	(87)	(161)
Interest income	154	225

Total other income	67	64

Loss before income tax	(1,398)	(3,514)

Income tax benefit	(606)	(1,574)

Net loss	$(792)	$(1,940)

Basic net loss per share	$(0.03)	$(0.09)
Weighted-average common shares outstanding	22,921,436	22,561,135
Diluted net loss per share	$(0.03)	$(0.09)
Weighted-average common shares outstanding	22,921,436	22,561,135

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended June 30,
	2011	2012
Cost of product revenue	$42	$31
General and administrative	157	150
Sales and marketing	148	177
Research and development	5	8

Total	$352	$366

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,	June 30,
	2012	2012
Assets
Cash and cash equivalents	$23,011	$18,951
Short-term investments	1,016	1,017
Accounts receivable, net of allowances of $947 and $937	19,167	16,368
Inventories, net	18,132	16,369
Deferred contract costs	2,193	2,746
Deferred tax assets	1,549	1,463
Prepaid expenses and other current assets	2,174	2,086

Total current assets	67,242	59,000
Property and equipment, net	30,225	30,145
Long-term inventory	12,328	12,784
Patents and licenses, net	1,689	1,681
Deferred tax assets	2,609	4,141
Long-term accounts receivable	7,555	7,104
Other long-term assets	4,002	4,042

Total assets	$125,650	$118,897

Liabilities and Shareholders’ Equity
Accounts payable	$14,300	$11,803
Accrued expenses	3,018	3,244
Deferred revenue	2,614	2,635
Current maturities of long-term debt	2,791	2,788

Total current liabilities	22,723	20,470
Long-term debt, less current maturities	6,704	6,022
Deferred revenue	3,048	3,161
Other long-term liabilities	406	401

Total liabilities	32,881	30,054

Shareholders’ equity:
Additional paid-in capital	126,753	127,224
Treasury stock:	(32,470)	(34,912)
Shareholder notes receivable	(221)	(236)
Retained deficit	(1,293)	(3,233)

Total shareholders’ equity	92,769	88,843

Total liabilities and shareholders’ equity	$125,650	$118,897

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended June 30,
	2011	2012
Operating activities
Net loss	$(792)	$(1,940)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	927	1,097
Stock-based compensation expense	352	366
Deferred income tax benefit	(328)	(1,446)
Loss on sale of property and equipment	—	10
Change in bad debt expense	55	(10)
Other	13	34
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(2,857)	3,260
Inventories, current and long-term	(2,558)	1,307
Deferred contract costs	(3,306)	(553)
Prepaid expenses and other assets	347	24
Accounts payable	4,070	(2,497)
Accrued expenses	121	221
Deferred revenue	3,652	134

Net cash (used in) provided by operating activities	(304)	7
Investing activities
Purchase of property and equipment	(983)	(978)
Purchase of property and equipment held under operating leases	(3)	—
Purchase of short-term investments	(1)	(1)
Additions to patents and licenses	(45)	(25)
Proceeds from asset sales	1	8

Net cash used in investing activities	(1,031)	(996)
Financing activities
Payment of long-term debt	(262)	(685)
Proceeds from debt	2,831	—
Proceeds from repayment of shareholder notes	2	2
Repurchase of common stock into treasury	—	(2,463)
Excess tax benefits from stock-based compensation	(324)	27
Deferred financing costs	(13)	—
Proceeds from issuance of common stock	98	48

Net cash provided by (used in) financing activities	2,332	(3,071)

Net increase (decrease) in cash and cash equivalents	997	(4,060)
Cash and cash equivalents at beginning of period	11,560	23,011

Cash and cash equivalents at end of period	$12,557	$18,951

Investor Relations Contact

Scott Jensen

Chief Financial Officer

Orion Energy Systems

(920) 892-5454

sjensen@oriones.com